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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MountainBank Financial Corporation

We consent to incorporation by reference in the Registration Statements of MountainBank Financial Corporation ("MFC") on Form S-8 relating to MFC's 1997 Employee Stock Option Plan (Registration No. 333-76052) and 1997 Director Stock Option Plan (Registration No. 333-76050) of our report dated February 1, 2002, except for Note 21, as to which the date is March 20, 2002, relating to the consolidated balance sheets of MFC and subsidiary as of December 31, 2001 and 2000, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in MFC's December 31, 2001, Annual Report on Form 10-KSB.


/S/  Larrowe & Company, PLLC

Galax, Virginia
March 25, 2002